                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-68875

                              PROSPECTUS SUPPLEMENT

                      To Prospectus dated December 23, 1998

      and supplemented by a Prospectus Supplement dated January 26, 1999 of

                         AMERICAN EAGLE OUTFITTERS, INC.

         On January 27, 1999, the Guez Living Trust (the "Trust") sold 12,500 shares of common stock. The shares were sold by the Trust in an open market transaction at $67.894 per share, effected by Prudential Securities Incorporated ("Prudential"), as agent, with the payment by the Trust of a commission of $.07 per share. Further, on January 28, 1998, the Trust sold 7,500 shares of common stock. The shares were sold by the Trust in an open market transaction at $67.45 per share, effected by Prudential, as agent, with the payment by the Trust of a commission of $.07 per share.

         On January 27, 1999, the Trust sold 100 contracts to purchase 100 shares of common stock at a strike price of $70 per share. These contracts expire on August 21, 1999. The contracts were sold by the Trust in an open market transaction at $11.625 per share, effected by Prudential, as agent, with the payment by the Trust of a commission of $843.00.

         Immediately following these transactions, the Trust beneficially owned 130,000 shares subject to options to purchase 10,000 shares written by the Trust.

         On January 26, 1999, Slauson Limited Partnership ("Slauson") sold 300 contracts to purchase 100 shares of common stock at a strike price of $70 per share. These contracts expire on August 21, 1999. The contracts were sold by Slauson in an open market transaction effected by Prudential, as agent, with the payment by Slauson of a commission of $2,299.42. 100 of the contracts were sold at $10.875 per share; 150 of the contracts were sold at $10.75 per share; and 50 of the contracts were sold at $10.625 per share.

         On January 27, 1999, Slauson sold 200 contracts to purchase 100 shares of common stock at a strike price of $70 per share. These contracts expire on August 21, 1999. The contracts were sold by Slauson in an open market transaction effected by Prudential, as agent, with the payment by Slauson of a commission of $1,648.00. 100 of the contracts were sold at $12.125 per share and 100 of the contracts were sold at $11.625 per share.

         Immediately following these transactions, Slauson beneficially owned 90,000 shares subject to options to purchase 50,000 shares written by Slauson.

         On January 29, 1999, the closing price per share on the Nasdaq National Market was $68.375.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SHARES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO CONTRARY IS A CRIMINAL OFFENSE.


           The date of this Prospectus Supplement is February 1, 1999.